Exhibit 99.1
PG&E Corporation	Corporate Communications One Market, Spear Tower Suite 2400 San Francisco, CA 94105 1-800-743-6397	NEWS
FOR IMMEDIATE RELEASE	November 2, 2005

CONTACT: PG&E Corporation

PG&E CORP. REPORTS THIRD QUARTER FINANCIAL PERFORMANCE

•	Net income for PG&E Corporation was $0.65 per share, compared with $0.53 per share in the same quarter of 2004. (All "per share" amounts in this release are common shares on a diluted basis.)
•	Earnings from operations for PG&E Corporation were $0.62 per share, compared with $0.57 per share in the same quarter of 2004.
•	Guidance for 2005 earnings from operations is reaffirmed toward the upper end of the $2.20-$2.30 per share range. Guidance for 2006 earnings from operations is reaffirmed at $2.35-$2.45 per share.

            (San Francisco) -- PG&E Corporation's (NYSE: PCG) consolidated net income reported in accordance with generally accepted accounting principles (GAAP) was $252 million, or $0.65 per share, in the third quarter of 2005. In the same period last year, consolidated net income was $228 million, or $0.53 per share.
             "PG&E Corporation continues to deliver solid financial and operational performance," said Peter A. Darbee, PG&E Corporation President and CEO. "We look forward to taking further steps to invest in our infrastructure and people with the goal of strengthening service and ensuring a reliable energy future for California."
            On a non-GAAP basis, PG&E Corporation's earnings from operations were $239 million, or $0.62 per share, in the third quarter of 2005, compared with $242 million, or $0.57 per share, in the same period last year.
            Earnings from operations excludes certain non-operating items reported in GAAP net income. Included in the third quarter's GAAP net income was $0.03 of earnings associated with tax adjustments related to National Energy & Gas Transmission's (formerly PG&E National Energy Group) discontinued operations.
            As disclosed in the Corporation's Form 10-Q, accounting for stock options as an expense in the quarter would have reduced earnings by $0.01 per share.

QUARTER-OVER-QUARTER COMPARISON

            Earnings from operations for the third quarter of 2005 were $0.05 per share greater than in the same period in 2004, reflecting the net effect of several items.
            Specifically, third quarter results for 2005 included gains of $0.06 per share reflecting fewer outstanding shares; $0.03 per share resulting from increased equity investment in the utility, bringing its equity ratio to the authorized level of 52 percent compared with 49 percent in the same period last year; $0.01 per share reflecting lower interest expense at the holding company; and $0.02 per share from increased gas transmission revenues and other items.
            These items were partially offset by $0.07 per share, reflecting the earnings impact associated with the elimination of the regulatory asset established under the settlement resolving Pacific Gas and Electric Company's Chapter 11 case. The regulatory asset was refinanced in February 2005 in order to deliver as much as $1 billion in savings to customers.

EARNINGS GUIDANCE

            PG&E Corporation believes its 2005 earnings from operations will come in toward the upper end of the $2.20-$2.30 per share range, based on year-to-date results. PG&E Corporation is also reaffirming its previous guidance for 2006 earnings from operations at $2.35-$2.45 per share. Additionally, PG&E Corporation plans to execute approximately $1.1 billion of additional stock repurchases by the end of 2005.
            PG&E Corporation bases guidance on "earnings from operations" in order to provide a measure that allows investors to compare the underlying financial performance of the business from one period to another, exclusive of items that management believes do not reflect the normal course of operations. Earnings from operations are not a substitute or alternative for consolidated net income presented in accordance with GAAP.

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Supplemental Financial Information:

•

In addition to the financial information accompanying this release an expanded package of supplemental financial material for the quarter will be furnished to the Securities and Exchange Commission and also will be available shortly on PG&E Corporation's website (www.pgecorp.com).

Conference Call with the Financial Community to Discuss Third Quarter Results:

•

Today's call at 10:30 a.m. Eastern time is open to the public on a listen-only basis via webcast. Please visit www.pgecorp.com for more information and instructions for accessing the webcast. The call will be archived on the website. Also, a toll-free replay will be accessible shortly after the live call through 9 p.m. Eastern time, on November 10, 2005, by dialing 877-690-2095. International callers may dial 402-220-0650.

This press release and the attachment contain forward-looking statements regarding PG&E Corporation's 2005 and 2006 guidance for earnings from operations per share and planned share repurchases that are based on current expectations and assumptions which management believes are reasonable and on information currently available to management. These statements are necessarily subject to various risks and uncertainties. In addition to the risk that the assumptions on which the statements are based (including that Pacific Gas and Electric Company (Utility) earns its authorized rate of return on equity on a projected rate base of approximately $16.2 billion for 2006 which assumes the Utility makes certain capital expenditures, the second series of energy recovery bonds is issued in November 2005 in the approximate amount of $850 million, and that PG&E Corporation repurchases additional shares of its common stock) prove to be inaccurate, factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include:

•	Unanticipated changes in operating expenses or capital expenditures, which may affect the Utility's ability to earn its authorized rate of return;
•

The adequacy of natural gas supplies and the effect of increasing prices for natural gas on the Utility's electric generation portfolio and its natural gas distribution operations, the ability of the Utility to manage and respond to increasing natural gas costs successfully and to timely recover its natural gas costs and increased electricity procurement costs;

•

The operation of the Utility's Diablo Canyon nuclear power plant, which exposes the Utility to potentially significant environmental costs and capital expenditure outlays, and the extent to which the Utility is able to timely increase its spent nuclear fuel storage capacity at Diablo Canyon by 2007;

•	The outcome of proceedings pending at the California Public Utilities Commission (CPUC) and the Federal Energy Regulatory Commission (FERC);
•

Whether the assumptions and forecasts underlying the Utility's CPUC-approved long-term electricity procurement plan prove to be accurate, the terms and conditions of the generation or procurement commitments the Utility enters into in connection with its plan, the extent to which the Utility is able to recover the costs it incurs in connection with these commitments, and the extent to which a failure to perform by any of the counterparties to the Utility's electricity purchase contracts or the California Department of Water Resources' contracts allocated to the Utility's customers affects the Utility's ability to meet its obligations or to recover its costs;

•

The extent to which the CPUC or the FERC delays or denies recovery of the Utility's costs, including electricity purchase costs, from customers due to a regulatory determination that such costs were not reasonable or prudent or for other reasons, resulting in write-offs of regulatory balancing accounts;

•

How the CPUC administers the capital structure, stand-alone dividend, and first priority conditions of the CPUC's decisions permitting the establishment of holding companies for the California investor-owned electric utilities, and the outcome of the CPUC's new rulemaking proceeding concerning the relationship between the California investor-owned energy utilities and their holding companies and non-regulated affiliates;

•	The impact of the recently adopted Energy Policy Act of 2005 and future legislative or regulatory actions or policies affecting the energy industry;
•	The timing and resolution of the pending appeal of the bankruptcy court's confirmation of the Utility's plan of reorganization;
•

The outcome of the litigation pending against the Utility in California state court involving allegations of injury allegedly caused by exposure to chromium at certain of the Utility's gas compressor stations and other pending litigation;

•	Increased competition and forms of bypass; and
•	Other factors discussed in PG&E Corporation's SEC reports.

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PG&E Corporation
Condensed Consolidated Statements of Income
(Unaudited)

(in millions, except per share amounts)	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2005	2004	2005	2004

Operating Revenues
Electric	$2,107	$2,042	$5,546	$5,902
Natural gas	697	581	2,424	2,198

Total operating revenues	2,804	2,623	7,970	8,100

Operating Expenses
Cost of electricity	742	792	1,626	2,003
Cost of natural gas	326	239	1,293	1,096
Operating and maintenance	740	677	2,177	2,297
Recognition of regulatory assets	-	-	-	(4,900)
Depreciation, amortization and decommissioning	481	406	1,320	1,056
Reorganization professional fees and expenses	-	-	-	6

Total operating expenses	2,289	2,114	6,416	1,558

Operating Income	515	509	1,554	6,542
Reorganization interest income	-	-	-	8
Interest income	22	15	60	46
Interest expense	(145)	(159)	(438)	(565)
Other income (expense), net	(14)	4	(16)	(46)

Income Before Income Taxes	378	369	1,160	5,985
Income tax provision	139	141	436	2,352

Income From Continuing Operations	239	228	724	3,633
Discontinued Operations (Note 7)	13	-	13	-

Net Income	$252	$228	$737	$3,633

Weighted Average Common Shares Outstanding, Basic	372	399	376	397

Earnings Per Common Share From Continuing Operations, Basic	$0.63	$0.55	$1.88	$8.73

Net Earnings Per Common Share, Basic	$0.66	$0.55	$1.91	$8.73

Earnings Per Common Share From Continuing Operations, Diluted	$0.62	$0.53	$1.86	$8.55

Net Earnings Per Common Share, Diluted	$0.65	$0.53	$1.89	$8.55

Dividends Declared Per Common Share	$0.30	$-	$0.90	$-

Source: PG&E Corporation's and Pacific Gas and Electric Company's Condensed Consolidated Financial Statements and Notes thereto included in PG&E Corporation's and Pacific Gas and Electric Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2005.

Earnings Summary
Third Quarter and Year-to-Date, 2005 vs. 2004
(in millions, except per share amounts)

	Three months ended September 30,				Nine months ended September 30,

	Earnings (Loss)		Earnings (Loss) per Common Share (Diluted)		Earnings (Loss)		Earnings (Loss) per Common Share (Diluted)
	2005	2004	2005	2004	2005	2004	2005	2004

Pacific Gas and Electric Company and Holding Company [1]
Pacific Gas and Electric Company	$244	$252	$0.63	$0.59	$738	$740	$1.89	$1.74
Holding Company	(5)	(10)	(0.01)	(0.02)	(11)	(25)	(0.02)	(0.06)

Earnings from Operations	239	242	0.62	0.57	727	715	1.87	1.68

Items Impacting Comparability [2]
Chapter 11 Settlement Agreement	-	-	-	-	-	2,950	-	6.94
2003 GRC Settlement	-	-	-	-	-	120	-	0.28
Energy Crisis/ Chapter 11 Interest Costs	-	(11)	-	(0.03)	(3)	(94)	(0.01)	(0.21)
Dividend Participation Rights	-	(3)	-	(0.01)	-	(41)	-	(0.10)
Other	-	-	-	-	-	(17)	-	(0.04)

Total	-	(14)	-	(0.04)	(3)	2,918	(0.01)	6.87

Discontinued Operations - NEGT (3)	13	-	0.03	-	13	-	0.03	-

PG&E Corporation Earnings on a GAAP basis	$252	$228	$0.65	$0.53	$737	$3,633	$1.89	$8.55

[1]	Earnings from operations exclude items impacting comparability as noted in the following discussion.
[2]	Items impacting comparability reconcile earnings from operations with consolidated net income as reported in accordance with generally accepted accounting principles, or GAAP.
[3]

During the third quarter of 2005, PG&E Corporation received additional information from NEGT regarding income to be included in PG&E Corporation's 2004 federal income tax return. This information was incorporated in the 2004 tax return, which was filed with the IRS in September 2005. As a result, 2004 federal income tax liability was reduced approximately $19 million. In addition, NEGT provided additional information with respect to amounts previously included in PG&E Corporation's 2003 federal income tax return. This change resulted in PG&E Corporation's 2003 federal income tax liability increasing approximately $6 million. These two adjustments, netting to $13 million, were recognized in income from discontinued operations in the third quarter of 2005.

DISCUSSION ON EARNINGS SUMMARY TABLE:
1.

Earnings from operations for PG&E Corporation excludes items impacting comparability, as discussed below. On a GAAP basis, PG&E Corporation earned $252 million for the three months ended September 30, 2005 and $228 million for the three months ended September 30, 2004. For the nine months ended September 30, 2005, the Corporation earned $737 million on a GAAP basis and $3,633 million for the nine months ended September 30, 2004.

On a GAAP basis, the Utility earned $244 million for the three months ended September 30, 2005 and $244 million for the three months ended September 30, 2004. For the nine months ended September 30, 2005, the Utility earned $735 million on a GAAP basis and $3,718 million for the nine months ended September 30, 2004.

2.	Items impacting comparability for the three months ended September 30, 2004 include:
	a)	The effect of the incremental interest costs of $7 million ($0.02 per share) from the increased amount and cost of debt resulting from the California energy crisis and the Utility's Chapter 11 filing;
b)

The increased costs of $4 million ($0.01 per share) related to the NEGT's Chapter 11 filing and generally consisting of external legal consulting fees, financial advisory fees and other related costs; and

c)

The change in the estimated market value of non-cumulative dividend participation rights of $3 million ($0.01 per share) included within the Holding Company's $280 million principal amount of 9.5% Convertible Subordinated Notes.

3.	Items impacting comparability for the nine months ended September 30, 2005 include:
a)

The net effect of incremental interest costs of approximately $3 million ($0.01 per share), after-tax incurred by the Utility through February 10, 2005 and related to generator disputed claims in the Utility's Chapter 11 proceeding, which are not considered recoverable.

4.	Items impacting comparability for the nine months ended September 30, 2004 include:
a)

A gain of approximately $2,950 million ($6.94 per share) related to the establishment of regulatory assets contemplated in the December 19, 2003 settlement agreement, or Settlement Agreement, entered into between the Utility, PG&E Corporation and the CPUC to resolve the Utility's Chapter 11 proceeding;

b)

The Utility's recognition of a gain of approximately $120 million ($0.28 per share), after-tax, related to the prior year impact and regulatory asset recognition resulting from the CPUC decision approving the 2003 GRC;

c)

The net effect of incremental interest costs of $80 million ($0.18 per share) from the increased amount and cost of debt resulting from the California energy crisis and the Utility's Chapter 11 filing;

d)

The increased cost of $14 million ($0.03 per share) related to the Utility's and NEGT's Chapter 11 filings and generally consisting of external legal consulting fees, financial advisory fees and other related costs;

e)

The change in the estimated value of non-cumulative dividend participation rights of $41 million ($0.10 per share) included within the Holding Company's $280 million principal amount of 9.5% Convertible Subordinated Notes; and

	f)	The Utility's recognition of $17 million ($0.04 per share) in charges related to obligations to invest in clean energy technology and donate land, included in the Settlement Agreement.

2005 Earnings per Common Share Guidance

	Low	High

Total EPS from Operations	$ 2.20	$ 2.30

Estimated Items Impacting Comparability:
Incremental interest expense [1]	(0.01)	(0.01)
Demand-side management and energy efficiency initiatives [2]	0.24	0.24
Discontinued Operations - NEGT [3]	0.03	0.03

Total EPS on a GAAP Basis	$ 2.46	$ 2.56

[1]

The net effect of incremental interest costs incurred by the Utility through February 10, 2005 and related to generator disputed claims in the Utility's Chapter 11 proceeding, which are not considered recoverable.

[2]

The net effect of the settlement agreement between the Utility and the CPUC's Office of Ratepayer Advocates in the Utility's Annual Earnings Assessment Proceeding, or AEAP, approved by the CPUC on October 27, 2005. The decision resolves the Utility's claims that have been pending for several years for shareholder incentives earned by the Utility for the successful implementation of demand-side management, energy efficiency, and low-income energy efficiency programs for past program years 1994 through 2001.

[3]	The net effect of adjustments made in PG&E Corporation's federal income tax returns for 2003 and 2004, based on additional information from NEGT.

2006 Earnings per Common Share Guidance

	Low	High

Total EPS from Operations	$ 2.35	$ 2.45

Estimated Items Impacting Comparability:	0.00	0.00

Total EPS on a GAAP Basis	$ 2.35	$ 2.45